Graphic Packaging International, LLC.

Non-Participating Single Premium Group Annuity Contract Proposal

January 16, 2020

Underwritten by:

American General Life Insurance Company, Houston, TX

The United States Life Insurance Company in the City of New York, New York, NY

Richard Weiss
Vice President
Institutional Markets - Pensions
+1 (908) 334-4631
Richard.Weiss@aig.com

Institutional Markets | Pensions
10880 Wilshire Blvd, 11th Floor
Los Angeles, CA 90024

Institutional Markets | Pensions

Via e-mail

January 16, 2020

Blaine Reber
Aon
4 Overlook Point
Lincolnshire, IL, 60069

Re: Graphic Packaging International, LLC.

Dear Blaine:

Thank you informing us that we have been selected today by Graphic Packaging International, LLC to provide Quote 2, $699,000,000.00 which is based on receiving the attached AIK portoflio of Transferred Securities plus remaining in Cash. On behalf of American General Life Insurance Company and The United States Life Insurance Company in the City of New York, our team of experienced professionals is pleased to provide a group annuity contract to assume certain pension obligations of the GPI US Consolidated Pension Plan through a non-participating single premium group annuity contract.

We appreciate the opportunity to be of service and welcome any questions you may have.

Sincerely,

Jonathan Novak
Chief Executive Officer, Institutional Markets

Table of contents

Section A - Summary of Quotation Basis

Quote as of January 23, 2020

This Proposal (the "Proposal") is presented to Graphic Packaging International, LLC., (the "Proposed Contractholder") which sponsors the GPI US Consolidated Pension Plan (the "Plan").

The issuing companies of the non-participating single premium group annuity contracts (together, the "Contract") will be American General Life Insurance Company and The United States Life Insurance Company in the City of New York (each, hereinafter, the "Insurer"). All representations by the Insurers hereunder are several and not joint, and no individual Insurer is responsible for the obligations or representations of the other Insurer. Proposed Contractholder and Insurer are each a "Party" and collectively referred to as the "Parties".

A summary of the transaction is shown as follows:

RFP criteria	Terms
Single Premium Payment	The Insurer will participate in the quote(s) described below: Quote 1 in the amount of $702,000,000 ($698,946,000 for American General Life Insurance Company and $3,054,000 for The United States Life Insurance Company in the City of New York) is offered through respective commingled guaranteed separate accounts by each Insurer and is payable in cash. Quote 2 in the amount of $699,000,000 ($695,959,000 for American General Life Insurance Company and $3,041,000 for The United States Life Insurance Company in the City of New York) is offered through respective commingled guaranteed separate accounts and is payable in cash and agreed upon securities, as described herein. This quote amount is based on the Insurer's receipt of the Single Premium Payment in cash and/or Portfolio, as defined herein, on the Deposit Date, in accordance with the terms of this Proposal. Unless otherwise stated in this Proposal, the total Single Premium Payment shall not be subdivided for the purpose of purchasing other combinations of benefits or participants involved in this Transaction, as defined herein (the "Participants").
Capital Markets Assumption Date	January 23, 2020
Deposit Date	January 30, 2020
Liability Assumption Date	January 30, 2020
Benefit Commencement Date	April 1, 2020
Quote Expiration Time	3 p.m. Eastern Time on January 23, 2020
Jurisdiction	The intended jurisdiction for issuance and delivery of this Contract is Georgia.

Please review the following Participant Census (the "Census") summary which was used to prepare this quote:

Category	No. of Records*	Monthly Benefits*
Retirees & Beneficiaries	6,932	$ 4,131,568.96
Terminated Vesteds	1,445	$ 494,931.81
Actives	367	$ 171,455.10
Total	**8,744**	**$ 4,797,955.87**

*The retiree monthly benefit amount and headcount are different from the Control Totals provided by Aon, because of the following: (1) 3 retirees (Unique ID 10973-1, 16612-1 and 18680-1) are deleted, as the level income change date expired and post change amount is $0; (2) 11 lives have expired level income change dates, so the post change amounts were used.

Changes to the Census will affect the Single Premium Payment. If this Proposal is accepted by the Proposed Contractholder, any change in the Census will be subject to the premium adjustment terms described in Section B - Terms and Conditions of this Proposal.

Due to interest rate volatility, the Insurer reserves the right to change or withdraw its offer at any time prior to receipt of the executed Acceptance of Offer.

If you wish to accept terms of this Proposal, including, but not limited to, the obligation to pay the Single Premium Payment, please sign Section C - Placement Document and return it to Richard Weiss by e-mail (Richard.Weiss@aig.com) prior to the Quote Expiration Time stated above.

Section D - Deposit Instructions should be returned to the Underwriter on or before the Deposit Date stated above.

Confidential and Proprietary Information

Notwithstanding whether the Proposed Contractholder executes the Acceptance of Offer attached hereto or enters into a corresponding Contract, the Proposed Contractholder acknowledges and agrees that this Proposal and all materials provided by the Insurer on or prior to the date hereof in connection with this Proposal,

a) are confidential and proprietary information of the Insurer,

b) are subject to the terms of the Non-Disclosure Agreement entered between the Insurer and the Proposed Contractholder, if any,

c) have been provided to the Proposed Contractholder (and its applicable advisors) solely in connection with and for purposes of a potential issuance of the Contract by the Insurer, and

d) such materials will not be disclosed to any third party, affiliate or person without the Insurer's prior written consent, except to the extent necessary for effecting the Transaction as defined in Section B of this Proposal.

Section B - Terms and Conditions

General Information about this Proposal and the Contract

1. In developing this Proposal, the Insurer relied on Request for Annuity Proposal Aon Project Number 1250 dated November 15, 2019 (the "Request for Proposal") and the Participant data associated therewith (the "Data"), provided by Aon on November 15, 2019 with updates and/or supplemental information provided on November 23, December 9, 16, and 18, 2019, January 10 and 15, 2020.

   This quotation is based on the benefits summarized in Section A – Summary of Quotation Basis with detailed Census Data shown in Section F – Additional Materials. The Insurer reserves the right to adjust the Single Premium Payment as shown in Section A – Summary of Quotation Basis if the Data or Plan specifications differ from those which have been provided, as described in this Proposal.

2. The Single Premium Payment shown in Section A is payable to the Insurer in US dollars as immediately collectible funds, or in the form of cash and/or transferred securities in accordance with the terms of this Proposal. In the event that the total Single Premium Payment is not paid by the Deposit Date, the portion of the total Single Premium Payment which is not paid will be adjusted from the Deposit Date to the actual premium payment date in accordance with Section C - Liquidated Damages Provision. If the total Single Premium Payment remains overdue or is not paid in full by three (3) business days after the Deposit Date, the Insurer may, at its sole discretion, consider the Proposed Contractholder in default and the Liquidated Damages provision shown in Section C of this Proposal shall govern.

3. The quote includes state premium tax, based on the state of residence of each Participant, as provided in the Data. A Participant missing state of residence in the Data provided is assumed to reside in the State of Georgia.

4. The Proposed Contractholder represents and warrants that no commission, fee or compensation in any form is to be paid by the Insurer in connection with the purchase of the Contract from the Insurer (such purchase, together with issuance of the Policy Forms (as defined below) and the actions, rights and obligations set forth herein and therein, the "Transaction"). The Proposed Contractholder agrees to indemnify and hold the Insurer, its officers, directors, employees, and affiliates, harmless from and against any damages, liabilities, claims, charges, attorneys' fees, or costs, resulting from or arising out of breach of the foregoing representation and warranty.

5. American General Life Insurance Company is an insurance company duly organized under the laws of the State of Texas and is licensed to conduct business in the State of Georgia. The United States Life Insurance Company in the City of New York is an insurance company duly organized under the laws of the State of New York and is licensed to conduct business in the State of New York.

   Subject to items 7 through 11 under Premium Adjustments and 19 under Group Annuity Contract and Certificates below, acceptance of this Proposal and receipt by the Insurer of the full Single Premium Payment shall constitute an irrevocable and binding agreement. Notwithstanding the above, if (i) the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any other applicable regulatory or governmental authority requires rescission or termination of this Proposal, the Acceptance of Offer and/or the Contract, (ii) the Proposed Contractholder provides sufficient supporting evidence to the Insurer of such authority's requirement, and (iii) after the Proposed Contractholder and the Insurer have exhausted all good faith efforts to negotiate changes to the terms and conditions of this Proposal and/or the Contract to satisfy such applicable authority's requirements, such that rescission or termination is no longer required, then the Proposed Contractholder may make a written request to the Insurer to terminate the Transaction. Following receipt of such termination request, the Insurer shall rescind the

Contract and this Proposal and terminate the Transaction as required by such authority, and shall receive or retain an amount to cover damages, as calculated in accordance with the Liquidated Damages provision shown in Section C of this Proposal. For the avoidance of doubt, any objections, comments, or requirements received from an Insurance Regulator relating to the Transaction, including any request for rescission or termination, shall be addressed in accordance with item 19.

6. No benefits, options, assumptions, terms, or conditions, other than those stated in this Proposal, will be provided under the Contract unless expressly agreed upon in writing by the Insurer and the Proposed Contractholder. In no event will the Insurer be liable to pay any greater benefit with respect to any payee than that which would be payable on the basis of the correct information and the actual premium received by the Insurer.

Premium Adjustments

7. Premium adjustments to the Single Premium Payment, as determined by the Insurer, will be required if the Insurer receives requests for, or notifications of, changes to the Data or benefit provisions described in accordance with items 17 and 18. Modifications to the Data include, but are not limited to, changes in a Participant's status (e.g., termination, retirement, death, or disability) which occur prior to the Liability Assumption Date, corrections to misstatements of Data (e.g., age, gender, benefit amount, benefit form, spouse information, or beneficiary information, etc.), and additions to or deletions from the Census.

   The Insurer will have no obligation to, but at its discretion it may, accept any additional group of Participants.

8. The latest date on which the Insurer determines all data issues are resolved, and complete and correct Data has been provided to the Insurer in the format required will be considered the "Final Data Receipt Date". If the Data is considered by the Insurer to be insufficient or unreliable for purposes of the Insurer's calculation of the premium adjustment, the Proposed Contractholder will use its reasonable best efforts to promptly resolve any issues with the Data, as identified by the Insurer. The Insurer will provide a final Data change listing and the corresponding premium adjustment for each Participant having revised information within sixty (60) calendar days following the later of the Final Data Receipt Date, the Direct Payment Date, and other date as agreed upon by the Proposed Contractholder and Insurer. The Proposed Contractholder will respond to Insurer with any questions on the premium adjustment within ten (10) calendar days.

   If, after reflecting final Data changes up to the end of such 60-day period, the total premium adjustment is within 3% of the Single Premium Payment, the pricing assumptions used on January 23, 2020 (the "Final Quote Date") will be used to calculate the premium adjustment. The premium adjustment amount will reflect reasonable interest from the Deposit Date to the date of the premium adjustment payment.

   If, after reflecting final Data changes up to the end of such 60-day period, the premium adjustment is greater than 3% of the Single Premium Payment, the first 3% will be calculated using the Final Quote Date pricing assumptions and the remaining premium adjustment will be calculated based on the then-current pricing assumptions as determined by the Insurer. Subject to the terms of this paragraph, in the event of a Data change in which the resulting premium adjustment exceeds 3% of the Single Premium Payment, for purposes of calculating the resulting premium adjustment, the Insurer has discretion to select affected Participants of the change in Data and allocate them to the first 3% category (to which the Final Quote Date pricing assumptions will apply) or to the greater than 3% category (to which then-current pricing assumptions will apply) for the premium adjustment calculation.

Due to interest rate volatility and other commercial considerations, the Insurer reserves the right to change any applicable interest rate assumptions used in the premium adjustment calculation related to Data change or benefit provision corrections attributable to items 17 and 18 to reflect changes in interest rates and credit spreads that may occur between the Final Quote Date and the premium adjustment payment date.

The premium adjustment will be paid before the Proposed Contractholder and the Insurer sign the application to the Policy Form.

9. Data changes presented to the Insurer after the end of such 60-day period will result in future premium payments or refunds using the then-current pricing assumptions as determined by the Insurer. The Insurer reserves the right to combine Data changes and defer calculation of future premium adjustments until the Insurer determines the aggregate total of such subsequent Data changes to be material. If the Insurer approves any such request for a Data change and, as a result, additional premium is due, the Proposed Contractholder must make the additional premium payment as determined by the Insurer to the Insurer. The additional premium is due within thirty (30) calendar days from the date the Insurer notifies the Proposed Contractholder of such adjustment in writing. If the additional premium is not received within thirty (30) calendar days, the amount will be recalculated by the Insurer in its reasonable discretion. If the Insurer approves any such request for a Data change and, as a result, the premium is determined to be less than the amount already paid, the Insurer will refund the difference to the Proposed Contractholder.

10. Notwithstanding the above, if a Participant dies before the Liability Assumption Date, no benefit for that person will be payable under the Contract. The Proposed Contractholder may request the portion of the Single Premium Payment made for such person be:

    a) returned to the Proposed Contractholder in cash, or

    b) disposed of in any other manner agreed upon in writing by the Proposed Contractholder and the Insurer.

    The Proposed Contractholder shall make such requests before the Insurer delivers the final Data change listing. If a Participant dies before the Liability Assumption Date but the death is reported to the Insurer after the Insurer delivers the final Data change listing, the Insurer may, in its sole discretion, decline any such request.

11. If any other fact on which the Single Premium Payment was based has been misstated for any Participant, contingent annuitant or beneficiary and a premium adjustment is not able to be received or refunded in connection with such misstated fact, the amount of the affected Participant's benefit payments will be changed based on the correct facts, without changing the date of first payment to such Participant, contingent annuitant or beneficiary.

    Overpayments by the Insurer will be deducted from one or more subsequent payments due to the Participant. Underpayments by the Insurer will be paid to the Participant, contingent annuitant or beneficiary in one or more subsequent payments due with respect to such Participant, contingent annuitant or beneficiary. The Insurer will not be liable for payment of a benefit in excess of that which would be payable on the basis of the true facts and premium actually received.

Onboarding

12. The proposed effective date of the Contract is the later of the Deposit Date and the date of receipt by the Insurer of the full Single Premium Payment.

Onboarding will begin upon receipt of an executed Acceptance of Offer of this Proposal. Generally, the filing and/or execution of the Contract occurs around six (6) months from the execution of the Acceptance of Offer of this Proposal. Typically, participant Certificates are delivered within eight (8) months of the execution of the Acceptance of Offer of this Proposal.

13. For the Insurer to begin making payments of monthly benefits directly to Participants on April 30, 2020, (the date on which such direct payments are scheduled to begin, the "Direct Payment Date"), the Insurer requires receipt of complete and correct final Data, in the format required herein, by February 6, 2020. Timely delivery to the Insurer of complete and correct final Data is required for a welcome letter and personalized data verification form to be sent to Participants by the Insurer before the Direct Payment Date. Please review Section F – Additional Materials for an overview of sample format required for the data file.

    If the Direct Payment Date occurs after the Benefit Commencement Date or if there is delay in the receipt of final Data or complete transfer of all administrative duties (in accordance with the terms of this Proposal), the Insurer will coordinate with the existing Plan payor to ensure retirees continue receiving their monthly benefits. The Insurer will make a monthly bulk reimbursement to the existing Plan payor for the amounts the Insurer is responsible for, beginning on April 1, 2020 and continuing for each month until the transfer of administrative duties (in accordance with the terms of this Proposal) is fully complete. Any overpayment or underpayment against those amounts which should have been payable arising due to bulk reimbursement will be included in the premium adjustment calculation in item 8 of this Section B above.

    The Proposed Contractholder will be responsible for the expenses incurred by its administrators and agents from the Deposit Date to the Direct Payment Date and shall use commercially reasonable efforts to require its administrators and agents to continue to provide the transition administrative services at the same level of service currently provided to Participants covered in this Proposal in accordance with the Plan and applicable law.

    Insurer retains the right to review the terms in this Proposal and the Single Premium Payment once all information and final Data has been supplied and verified. Regarding proof of age, Insurer reserves the right to request copies of birth certificates or baptismal certificates for selected individuals, including by requesting such information directly from such individuals.

    The Insurer will require copies of all Qualified Domestic Relations Order, tax liens and qualified medical child support orders documents and alternate payee data records within sixty (60) calendar days following the Deposit Date.

14. In no event shall the Insurer be liable to any Participant for any amount greater than the amounts to be provided to such Participant under the terms of the Contract.

Ongoing Benefit Administration

15. Following the transfer of administrative duties, the Insurer shall make scheduled annuity payments by check or electronic funds transfer (EFT) to the Participants.

    Tax reporting is the responsibility of the existing Plan payor over the period for which they are responsible for payments made to Participants. Generally, this includes benefits payable before the Direct Payment Date. Please note that the responsibility for tax reporting includes production of Form 1099R and any other required forms for recipients of annuity benefits, death benefits, disability retirement benefits, or lump sum benefits, to the extent applicable to any individual Participant. The Insurer is responsible for tax reporting on annuity benefits, death benefits, disability retirement benefits,

or lump sum benefits, to the extent applicable to any individual Participant, made by the Insurer directly to such individual Participant.

16. If monthly annuity payments are less than $50, the Insurer reserves the right to make payments less frequently than monthly, but no less frequently than annually, and will make these payments in an aggregate amount not later than the first day of the period to which the payment applies.

Annuity Benefit Provisions to Govern Participant Benefits

17. Summary of Retiree participant benefit provisions is as follows:

- Single Life Annuity
- Joint and Survivor Annuity at 25%, 33-1/3%, 50%, 66-2/3%, 75%, and 100%
- Certain and Continuous Annuity at 3, 5, 10, 15, and 20 years
- Single Life Annuity with Level Income Option
- The surviving spouse (or if there is no surviving spouse then the beneficiary) of participants (who has commenced retirement benefit) at the following employment locations are entitled to a flat death benefit payable at the participant's post-commencement date of death.

Location	Death Benefit in addition to survivor annuity elected in the optional form
Kalamazoo, MI Board Mill and Canton Plant	$3,000
North Portland, OR Facility	$2,500 (retiree must be hired before 6/28/1996 and commence pension benefit on or after 10/1/1988)
Mid- America Plan	$1,000

18. Summary of Active and Terminated Vested participant benefit provisions is as follows:

Accrued Benefit: Benefits for all active and terminated vested participants are frozen.

Benefit Payment Date: Last day of the month provided the participant is alive on the first day of such month. Termination of employment is required to commence benefits.

Employee Contributions: None

Normal Retirement Date (NRD): First day of the month coinciding with or next following a participant's age 65. Termination of employment is required to commence benefits.

Early Retirement Date: Termination of employment is required to commence benefits. Upon satisfying anyone of the following criteria on the date of termination:

Definition	First day of the month coinciding with or next following
1 & 9	Age 55 with 10 years of service
2 & 6	Age 55 with 15 years of service
3	Age 60 with 10 years of service
4	Age 60 with 15 years of service
5	Age 55 with 5 years of service
7	Earliest of (a) Age 55 with 15 years of service (b) Age 58 with 14 years of service

	(c) Age 59 with 10 years of service (d) Age 60 with 5 years of service
8	Age 55 with 20 years of service

Please refer to the request for proposal regarding the mapping of early retirement eligibility being utilized by different location/union scenarios excluding the grandfathered and minimum benefit criteria in accordance with Aon's 12/18/2019 and 1/15/2020 Q&As.

Early Retirement Reduction:

Method	Benefit reduction applies to benefit commencement date precedes NRD
1	0.5% per month precedes NRD
2	(a) 0.5% per month precedes age 62 with 30 years of service (b) 0.5% per month precedes NRD without age 62 with 30 years of service
3	Actuarial equivalent reduction using ERISA 4044 interest rates and mortality tables as of January 1st of the benefit commencement year, as listed below: (a) Annuity rates: https://www.pbgc.gov/prac/interest/ida (b) Mortality: https://www.pbgc.gov/prac/mortality-retirement-and-pv-max-guarantee/erisa-mortality-tables (c) 100% male for primary and 100% female for contingent annuitant
4	1/15 per month for first 5 years precedes NRD and 1/30 per month thereafter
5, 10, 16	1/3 of 1% per month precedes NRD
6	0.25% per month for first 3 years precedes NRD and 0.50% per month thereafter
7	For Riverwood Employee Plan participants with date of termination before 1/1/2007: (a) 1/3 of 1% per month precedes age 62 with 25 years of service (b) 1/3 of 1% per month precedes NRD without age 62 with 25 years of service For all other situations: (a) 5/12 of 1% per month precedes age 62 with 25 years of service (b) 5/12 of 1% per month precedes NRD without age 62 with 25 years of service
8	0.2% per month for first 2 years precedes age 62 and 0.4% per month thereafter
9	0.5% per month precedes age 62
11	1/180 of 1% per month for first 5 years precedes NRD and 1/360 of 1% per month thereafter
12	1/3 of 1% per month for first 3 years precedes NRD and 0.50% per month thereafter
13	2/3 of 1% per month precedes age 62
14	(a) Unreduced on and after age 62 with 20 years of service (b) 0.25% per month precedes NRD without age 62 with 20 years of service
15	0.4% per month precedes NRD
17	(a) Unreduced on and after age 62 with 25 years of service (b) 0.25% per month precedes NRD without age 62 with 25 years of service
18	The lessor reduction of: (a) 0.5% per month precedes NRD (b) Actuarial equivalent reduction using Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year

19	0.25% per month for first 5 years precedes NRD and 7/12 of 1% per month thereafter
20	Actuarial equivalent reduction using 1984 Unisex Pension Mortality Table and 5% per annum interest rate
21	7/12 of 1% per month precedes age 60
22	0.25% for each month between the later of (a) age 60 and (b) benefit commencement date to the earlier of (a) NRD and (b) age plus years of service equals 90; and 7/12 of 1% for each month between benefit commencement date to age 60
23	0.25% per month for the first 7 years precedes age 62; 6.64%/12 per month for age 54; 6%/12 per month for age 53; 5.37%/12 per month for age 52; 4.9%/12 per month for age 51; 4.42%/12 per month for age 50
24	5/12 of 1% per month precedes NRD

Please refer to the request for proposal regarding the mapping of early retirement reduction being utilized by different location/union scenarios excluding the grandfathered and minimum benefit criteria in accordance with Aon's 12/18/2019 and 1/15/2020 Q&As.

Early Commencement Date: Termination of employment is required to commence benefits. If a participant didn't satisfy Early Retirement Criteria above on his/her termination of employment date, he/she may commence benefit upon satisfying anyone of the following criteria on the benefit commencement date:

Definition	First day of the month coinciding with or next following
1	Age 55 with 5 years of service
2	Age 55 with 15 years of service
3	Age 60 with 10 years of service
4	Age 60 with 15 years of service
5	Age 55 with 10 years of service
6	Age 55 with 15 years of service
7	5 years of service
8	Anytime if the participant has a "Classification A" indicator in the census data
9	Age 50 with 10 years of service

Please refer to the request for proposal regarding the mapping of early commencement eligibility being utilized by different location/union scenarios excluding the grandfathered and minimum benefit criteria in accordance with Aon's 12/18/2019 and 1/15/2020 Q&As.

Early Commencement Reduction:

Method	Benefit reduction applies to benefit commencement date precedes NRD
7	Benefit is calculated by multiplying the normal retirement benefit by a reduction factor given by the below table. This reduction factor is prorated based on months if the participant's age at benefit commencement date is not in complete years. Age at BCD Reduction Factor 65 1.00 64 0.90 63 0.81 62 0.74 61 0.67 60 0.61 59 0.55 58 0.50 57 0.46

	56 0.42 55 0.39 54 0.36 53 0.33 52 0.30 51 0.28 50 0.26
9	0.5% per month for first 5 years precedes NRD and 0.3% per month thereafter
11	1/180 of 1% per month for first 5 years precedes NRD and 1/360 of 1% per month thereafter For Mid-America Participants only, additional reduction in actuarial equivalent basis applies from any benefit commencement date precedes age 55 to age 55 using Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
13	2/3 of 1% per month precedes NRD
14	Benefit is calculated by multiplying the normal retirement benefit by a reduction factor given by the below table. This reduction factor is prorated based on months if the participant's age at benefit commencement date is not in complete years. Age at BCD Reduction Factor 65 1.0000 64 0.9090 63 0.8288 62 0.7580 61 0.6950 60 0.6389 59 0.5887 58 0.5436 57 0.5031 56 0.4664 55 0.4331 For Mid-America Participants only, additional reduction in actuarial equivalent basis applies from any benefit commencement date precedes age 55 to age 55 using Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
16	The lessor reduction of: (a) Actuarial equivalent reduction using 1971 Group Annuity Mortality Table (male only) and 8% per annum interest rate (b) Actuarial equivalent reduction using Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
17	Actuarial equivalent reduction using 1984 Unisex Pension Mortality Table with 0 year set back for primary and 4 years set back for contingent annuitant and 10.5% per annum interest rate
18	Same as Early Retirement Reduction Method #20 in previous table
19	Same as Early Retirement Reduction Method #23 in previous table
20	Same as Early Retirement Reduction Method #21 in previous table
21	Same as Early Retirement Reduction Method #22 in previous table
22	Same as Early Retirement Reduction Method #24 in previous table

Others	Same as Early Retirement Reduction table's matching number

Please refer to the request for proposal regarding the mapping of early commencement reduction being utilized by different location/union scenarios excluding the grandfathered and minimum benefit criteria in accordance with Aon's 12/18/2019 and 1/15/2020 Q&As.

Late Retirement Date:

For all Field Container Plan participants, benefit commencement may be delayed to latest retirement date which is defined as April 1st following the calendar year in which the participant attains age 70.5. Termination of employment is required to commence benefits before April 1st following the calendar year in which the participant attains age 70.5 but termination of employment is not required for commencement on or after such date.

For all other participants, benefit commencement may be delayed to latest retirement date which is defined as the later of (a) the first day of the month immediately following the month in which the participant terminates employment and (b) April 1st following the calendar year in which the participant attains age 70.5. Termination of employment is required for commencement.

Late Retirement Increase:

Benefit at normal retirement date will be actuarially increased to the earlier of the benefit commencement date and the latest retirement date. Then increased amount is converted from the normal form to all eligible optional forms.

Altivity Plan • Cantonment, FL Plant, Local 3-0547 • Cantonment, FL Technical Center, Non-Union • Cantonment, FL Graphics Center, Local 3-0547 • Des Moines, IA Plant, Non-Union • Fowler, IN Bag, Non-Union • Louisville, KY Bag, IBT Local 89 • Arcadia, LA Bag, USW Local 1505 • Hodge, LA Flexible Packaging, USW Local 1505 • Kansas City, MO Bag, USW Local 765 • Salt Lake City, UT Bag, GCC/IBT Local 541-S • Salt Lake City, UT Bag, Non-Union • Wellsburg, WV Bag, USW Local 12315 • Wellsburg, WV Bag, Non-Union	1994 Group Annuity Mortality table (static table) and ERISA 4044 interest rates as of January 1st of the benefit commencement year (https://www.pbgc.gov/prac/interest/ida)
Altivity's WG Anderson Plan	Benefit at NRD is multiplied by the following: Years passed NRD Factor (subject to interpolation) 1 1.0600 2 1.1200 3 1.1900 4 1.2600 5 1.3400 6 1.4200

	7 1.5000 8 1.5900 9 1.6900 10 1.7900 11 1.7900 multiplied by actuarial increase from age 75 to benefit commencement date using 1983 Group Annuity Mortality table (unisex 50% male and 50% female) and 7.5% per annum interest rate
All other Altivity Plans	1983 Group Annuity Mortality table (unisex 50% male and 50% female) and 8% per annum interest rate
Riverwood Employees Plan and Graphic Plan (Non-Union)	1994 Group Annuity Reserving Table adjusted to a unisex basis with 50% male and 50% female and projected to year 2002 (per current IRS Revenue Ruling 2001-62) and 5% per annum interest rate
Graphic Plan (Kalamazoo Board Mill and Cartoon Plant, USW Local 2-1010)	1971 Group Annuity Mortality table (male) and 6% per annum interest rate
Graphic Plan (Menasha and Wausau, WI Carton Plants; USW Local 22-0148, local 7-0224)	1984 Unisex Pension Mortality table with 0 year set back for primary and 3 years set back for contingent annuitant and 7% per annum interest rate
Graphic Plan (Charlotte, NC Plant; AFL-CIO Local 1089)	1984 Unisex Pension Mortality table and ERISA 4044 interest rates as of January 1st of the benefit commencement year (https://www.pbgc.gov/prac/interest/ida)
Graphic Plan (North Portland, OR Facility; Western Pulp and Paper Workers, Local 78)	1951 Group Annuity Mortality table (unisex) and 4.25% per annum interest rate
Graphic Plan (Universal Packaging Corporation, Non-Union)	1984 Unisex Pension Mortality table and interest rate equals to the monthly yield of the 30-year U.S. Treasury Bond in July preceding the benefit commencement year capped between 5% and 9% interest rate per annum
Graphic Plan (all other locations)	1984 Unisex Pension Mortality table with 1 year set forward for primary and 4 years set back for contingent annuitant and 7% per annum interest rate
Field Container Plan	The greater benefit by comparing the following: (a) 1971 Group Annuity Mortality table (male) and 8% per annum interest rate (b) Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
Riverwood Hourly Plan	1984 Unisex Pension Mortality table and 5% per annum interest rate
Mid-America Plan	Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year

Retro payments, with interest at 120% of the applicable federal mid-term interest rate as of January of the benefit commencement year, will be made if the benefit commencement date occurs after the latest retirement date.

Normal Form of Annuity:

The normal form for unmarried participants is the Single Life Annuity (except St, Clair location of the Filed Container Plan). The 3-year Certain and Life Annuity is the normal form for unmarried participants at the St. Clair location of the Field Container Plan. For all married participants, the normal form is the actuarial equivalent 50% Joint and Survivor Annuity.

Optional Form of Annuity:

Non-spouse contingent annuitant is allowed with spousal consent. Participant must not elect an option providing spouse coverage less than those provided under a 50% Joint and Survivor annuity without spousal consent.

The following methods are used for optional form conversion excluding lump sum option:

Method	Assumption
1	1983 Group Annuity Mortality table (unisex 50% male and 50% female) and 8% per annum interest rate
2	Multiply the normal form by the following factors: • 50% Joint & Survivor annuity = 0.90 • 75% Joint & Survivor annuity = 0.84 • 100% Joint & Survivor annuity = 0.80 • 5 – Year Certain & Life Annuity = 0.98 • 10 – Year Certain & Life Annuity = 0.93 • 15 – Year Certain & Life Annuity = 0.88
3	1971 Group Annuity Mortality table (male) and 8% per annum interest rate
4	1994 Group Annuity Reserving Table adjusted to a unisex basis with 50% male and 50% female and projected to year 2002 (per current IRS Revenue Ruling 2001-62) and 5% per annum interest rate
5	1971 Group Annuity Mortality table (male) and 6% per annum interest rate
6	1984 Unisex Pension Mortality table with 0 year set back for primary and 3 years set back for contingent annuitant and 7% per annum interest rate
7	1984 Unisex Pension Mortality table and ERISA 4044 interest rates as of January 1st of the benefit commencement year (https://www.pbgc.gov/prac/interest/ida)
8	1984 Unisex Pension Mortality table with 1 year set forward for primary and 4 years set back for contingent annuitant and 7% per annum interest rate
9	1984 Unisex Pension Mortality table with 1 year set forward for primary and 1 year set forward for contingent annuitant and 7% per annum interest rate
10	1951 Group Annuity Mortality table (unisex blend) and 4.25% per annum interest rate
11	1984 Unisex Pension Mortality table and interest rate equals to the monthly yield of the 30-year U.S. Treasury Bond in July preceding the benefit commencement year capped between 5% and 9% interest rate per annum
12	Multiply the normal form by the following factors: Minimum of 1 and [a – (b x ("Primary's age" – 55)) – (c x ("Primary's age" – "Contingent Annuitant's age"))]

	Optional form	a =	b =	c =
	25% J&S	0.957	0.002	0.003
	33-1/3% J&S	0.944	0.003	0.004
	50% J&S	0.918	0.003	0.005
	66-2/3% J&S	0.893	0.004	0.007
	75% J&S	0.882	0.005	0.007
	5-year C&L	0.992	0.002	0
	10-year C&L	0.968	0.006	0

13	1984 Unisex Pension Mortality table and 6% per annum interest rate
14 & 15	Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
16	1984 Unisex Pension Mortality table and 5% per annum interest rate
17	The greater benefit amount by comparing each available optional form using: (a) 1971 Group Annuity Mortality table (male) and 8% per annum interest rate (b) Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year
18	1984 Unisex Pension Mortality table with 0 year set back for primary and 4 years set back for contingent annuitant and 10.5% per annum interest rate
19	1994 Group Annuity Mortality table (static table) and ERISA 4044 interest rates as of January 1st of the benefit commencement year (https://www.pbgc.gov/prac/interest/ida)
20	1983 Group Annuity Mortality table (unisex 50% male and 50% female) and 7.5% per annum interest rate
21	Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for October preceding the benefit commencement year

Please refer to the request for proposal regarding (a) the availability of each optional form by different location/union scenarios and (b) the mapping of assumptions being utilized to convert normal form of annuity to any optional form of annuity (excluding lump sum option) by different location/union scenarios excluding the grandfathered and minimum benefit criteria in accordance with Aon's 12/18/2019 and 1/15/2020 Q&As.

In addition, if the contingent annuitant of a Joint and Survivor option is a non-spouse and the non-spouse contingent annuitant is younger than the participant, some of the Joint and Survivor options will not be available. The Joint and Survivor options being offered are restricted by the survivor benefit percentage from the table below:

Years	Survivor portion cannot exceed	Years	Survivor portion cannot exceed	Years	Survivor portion cannot exceed
10	100%	22	70%	34	57%
11	96%	23	68%	35	56%
12	93%	24	67%	36	56%
13	90%	25	66%	37	55%
14	87%	26	64%	38	55%
15	84%	27	63%	39	54%
16	82%	28	62%	40	54%
17	79%	29	61%	41	53%
18	77%	30	60%	42	53%
19	75%	31	59%	43	53%

20	73%	32	59%	44	52%
21	72%	33	58%		

In the above table, years = (a – b) – (70 – a – 1) where a = primary's attained age in completed years on the benefit commencement date, b = contingent annuitant's attained age in completed years on the benefit commencement date, and -1 reflects round down.

For lump sum option, the lump sum is calculated using the Internal Revenue Code Section 417(e) mortality rate for the benefit commencement year and interest rate for August preceding the benefit commencement year. Lump sum option is available and is calculated as follows:

Field Container Plan	Available on benefit commencement date	Lump sum is actuarial equivalent to the greater of (a) a deferred to NRD annuity and (b) an immediate annuity.
Mid-America Plan	Available on benefit commencement date	If BCD < early retirement or early commencement eligible, lump sum is actuarial equivalent to a deferred to NRD annuity. If BCD > early retirement or early commencement eligible, lump sum is actuarial equivalent to the greater of (a) a deferred to NRD annuity and (b) an immediate annuity.
Graphic Plan (Universal Packaging Corporation, Non-Union)	Only if lump sum value is <$10,000 on benefit commencement date	Lump sum is actuarial equivalent to the greater of (a) a deferred to NRD annuity and (b) an immediate annuity.
All else	Only if lump sum value is <$5,000 on benefit commencement date	Lump sum is actuarial equivalent to a deferred to NRD annuity

Disability Commencement:

To be eligible for a disability benefit, the participant must be actively employed, approved for Social Security Disability benefit, provide the evidence to the insurer in order to commence the temporary disability benefit, and satisfy one of the following:

Rule	Condition
1 and 3	10 years of service
2 and 4	15 years of service
5	Age 40 with 10 years of service
6	5 years of service

Please refer to the request for proposal regarding the application of each rule by different location/union scenarios.

Coverage	Subgroup
Has disability coverage	Altivity Plan, the Graphic Plan, the Riverwood Hourly Plan, and the Mid-America Plan
No disability coverage	Riverwood Employees Plan and Field Container Plan

The Disability Benefit ends at the earlier of (a) participant's NRD at which point the participant will be prompted to commence his or her regular pension benefit and (b) the date the participant commences pension benefit. The temporary disability benefit equals the unreduced monthly benefit which would be payable at the NRD.

The same spousal consent requirement and optional forms as all of the retirement's optional forms, except the level income option, would be available for the temporary disability benefit.

Pre-retirement death benefit:

This benefit is payable to a legally married spouse only and no non-spouse beneficiary will receive this survivor benefit. Under the Altivity Plan, the participant and the spouse must have been married for a period of at least one year prior to the participant's death in order for the spouse to qualify for this survivor benefits. Spouse must be alive to commence this survivor benefit.

The surviving spouse of any participant who dies prior to commencing his or her retirement benefits is eligible to receive a survivor benefit as early as the first day of the month on which the participant would have been able to commence a retirement benefit (through either early retirement or early commencement defined above) and as late as the latest retirement date defined above.

The pre-retirement death benefit is calculated in the following order:

1) Take the benefit payable at NRD and convert from normal form to all optional forms using the earlier of (a) the benefit commencement date and (b) the NRD.
2) If the benefit commencement date occurs prior to the participant's NRD, apply the early retirement reduction to the benefit payable at NRD for all optional forms. Ignore this item #2 for commencement on normal or late retirement dates.
3) If the benefit commencement date occurs after the participant's NRD, apply late retirement increase from NRD to the earlier of (a) benefit commencement date and (b) latest retirement date. Ignore this item #3 for commencement on early or normal retirement dates.
4) Retro payments, with interest at 120% of the applicable federal mid-term interest rate as of January of the benefit commencement year, will be made if the benefit commencement date occurs after the latest retirement date.

Benefit #1	
Riverwood Employees Plan and the Graphic Plan (for non-union employees)	Survivor portion of the 100% J&S annuity for early retirement eligible upon date of death. Survivor portion of the 50% J&S annuity for not early retirement eligible upon date of death. If participant's date of death occurs after attaining age 55 with 25 years of service, the survivor benefit above shall be increased by 0.25% for each month by which this benefit #1's commencement date occurs after participant's age 62.
Riverwood Hourly West Monroe Paperboard and Carton participants	Survivor pension equals 40% of the participant's accrued benefit.
All else	Survivor portion of the 50% J&S annuity

Benefit #2	
Graphic Plan participant with at least 15 years of service and dies while actively employed at either Menasha and Wausau, WI Caton Plants or Menasha and Wausau, WI, and Newnan, GA Carton Plants	Additional monthly benefit is equal to $10 ($6.25 for Menasha and Wausau, WI and Newnan, GA Plants) times the participant's years of service and it is payable as a temporary 10-Year Certain Annuity (ceases payment at the earlier of date of death and 10 years) beginning payment from the later of (a) age 62 and (b) the benefit commencement date of Benefit #1 above.

Post-retirement death benefit:

The surviving spouse (or if there is no surviving spouse then the beneficiary) of participants (who has commenced retirement benefit) at the following employment locations are entitled to a flat death benefit payable at the participant's post-commencement date of death.

Location	Death Benefit in addition to survivor annuity elected in the optional form
Kalamazoo, MI Board Mill and Canton Plant	$3,000
North Portland, OR Facility	$2,500 (retiree must be hired before 6/28/1996 and commence pension benefit on or after 10/1/1988)
Mid-America Plan	$1,000

Group Annuity Contract and Certificates

19. The Insurer will use commercially reasonable efforts to draft and forward the Contract (which will include a Separate Account Rider) to the Proposed Contractholder within One hundred and Twenty (120) calendar days following the date the Single Premium Payment is received by the Insurer; provided that, the Proposed Contractholder acknowledges that such timeframe may be extended based on:

    a) any delay in the receipt of final, accurate and complete Data by the Insurer in the form required,

    b) any unresolved matters regarding contractual terms or the benefits to be provided under the Contract, or

    c) other operational or administrative delays.

    The Insurer agrees to negotiate in good faith changes to the terms and conditions of the Contract (which will include a Separate Account Rider) and the certificates, (collectively, the "Policy Forms") to properly reflect benefits payable to Participants, and to comply with applicable state department of insurance and all other applicable legal and regulatory requirements. If, after a reasonable period of time and after exhausting all good faith efforts to mutually agree on the material terms of the Policy Forms, the Insurer and the Proposed Contractholder cannot agree on such terms, then the Insurer has the sole discretion to finalize the Policy Forms. Insurer represents and warrants that such Policy Forms will be consistent with other approved Policy Forms issued by the Insurer for the same type of pension product.

The Proposed Contractholder shall promptly review and provide, within the timeframes requested by the Insurer, relevant feedback with respect to all provided drafts of the Policy Forms in order to facilitate the timely execution of the Contract and/or the timely submission thereof to the Georgia Office of Insurance & Safety Fire Commissioner, the New York Department of Financial Services and each other applicable state insurance department (collectively, the "Insurance Regulators") to the extent such submission is required. Not later than thirty (30) calendar days after the Parties agree in writing to the terms and conditions of the Policy Forms, the Policy Forms will be filed with the Insurance Regulators for approval, if applicable. In the event that any approval required by applicable law is not granted due to modifications requested by the Insurance Regulators, the Insurer and the Proposed Contractholder will cooperate in good faith to agree on modifications to the Contract to satisfy the requests of the Insurance Regulators and all other applicable legal and regulatory requirements until the Policy Forms are approved and to preserve the provisions of this Proposal. In the event Insurer and Proposed Contractholder are unable to agree to such modifications in good faith, Insurer has the sole discretion to finalize the Policy Forms due to any such modifications requested by the Insurance Regulators within the timeframe established by the applicable Insurance Regulators.

Otherwise, not later than thirty (30) calendar days following:

a) the Insurer's receipt of the Insurance Regulators' approval of the Policy Forms, or

b) if no such approval is required, the first date on which the Insurer and the Proposed Contractholder each agree to all terms and conditions of the Policy Forms,

the Contract will be issued for delivery to and signature by the Proposed Contractholder.

The Insurer will use commercially reasonable efforts to draft and forward the certificates to the Proposed Contractholder within sixty (60) calendar days following the date on which all of terms and conditions of the other Policy Forms have been mutually agreed upon by the Insurer and the Proposed Contractholder, and will issue certificates to Participants within sixty (60) calendar days following the latest date when:

a) the Insurer has received fully complete and accurate Data with respect to all Participants,

b) the Insurer and the Proposed Contractholder have mutually agreed upon all terms and conditions of the Policy Forms and the Policy Forms are filed with the Insurance Regulator(s) for approval, if required, and

c) to the extent required, each Policy Form has been approved by each of the applicable Insurance Regulators.

Acknowledgments, Representations and Warranties

20. The Proposed Contractholder:

  a) is acting as a fiduciary under the Employee Retirement Income Security Act of 1974 ("ERISA") on behalf of the Plan and for its own account and, in that capacity

    (i) is capable (together with its applicable advisors) of evaluating investment risks independently, both in general and with regard to the Transaction, and

    (ii) has made its own independent decision that the Transaction is appropriate and suitable for it and is prudent for it in accordance with the terms of applicable law based upon its

own judgment and upon advice from its advisors to the extent that it has deemed necessary;

b) understands and acknowledges that the Insurer is not providing any recommendation or advice about whether the Transaction is suitable for the Proposed Contractholder, the Insurer is not acting as an advisor to the Proposed Contractholder with respect thereto, and the Proposed Contractholder is not relying on the Insurer for determining whether the Transaction is suitable;

c) understands and acknowledges that the Insurer is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Transaction;

d) is a sophisticated investor, with experience in the sale of public securities and privately traded debt and equity securities of the type to be included in the Transferred Securities. The Company has had access to such information as it deems necessary in order to make its decision to sell the Transferred Securities to the Insurer;

e) understands and acknowledges that the Insurer makes no representations, warranties, promises, or recommendations regarding the Transaction and has not advised and does not advise the Proposed Contractholder regarding the suitability or prudence of the Transaction or otherwise with regard to the choice or appropriateness of the Transaction; and

f) represents, warrants and covenants that the actuarial or mortality tables used to calculate any benefits payable under the Plan are appropriate from the perspective of a reasonable and prudent plan sponsor and/or fiduciary. The Proposed Contractholder agrees to indemnify and hold the Insurer, its officers, directors, employees, and affiliates, harmless from and against any damages, liabilities, claims, charges, attorneys' fees, or costs, resulting from or arising out of breach of or an alleged breach of the foregoing representation and warranty.

21. The Proposed Contractholder represents that:

a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Proposed Contractholder has all requisite power and authority to enter into and carry out its obligations under this Proposal and to consummate the transactions contemplated to be undertaken by the Proposed Contractholder herein;

b) The Proposed Contractholder has received all necessary corporate approvals and no other action on the part of the Proposed Contractholder or its affiliates is necessary to authorize the execution, delivery and performance of the Acceptance of Offer attached hereto and the Transaction, and the consummation of the transactions contemplated to be undertaken by the Proposed Contractholder herein. This Proposal is duly executed and delivered by the Proposed Contractholder, is a valid and binding obligation of the Proposed Contractholder and is enforceable against the Proposed Contractholder in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

c) The execution, delivery and performance of this Proposal by the Proposed Contractholder and the consummation by the Proposed Contractholder of the transaction(s) contemplated to be undertaken by the Proposed Contractholder herein do not,

(i) violate or conflict with any provision of the Plan's governing documents or the certificate or articles of incorporation, bylaws, code of regulations or the comparable governing documents of the Proposed Contractholder,

(ii) violate or conflict with any law or order of any governmental authority applicable to the Proposed Contractholder or the Plan,

(iii) require any additional governmental approval, or

(iv) require any consent of or other action by any person or entity under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Proposed Contractholder is a party, the absence or occurrence of any of the foregoing would have a material adverse impact on the Proposed Contractholder's ability to consummate the Transaction; and

d) The Plan is maintained under and is subject to ERISA, and, to the Proposed Contractholder's knowledge, is operated in compliance therewith in all material respects. All Plan amendments necessary to effect the Transaction and this Proposal, to the extent that they require authorization by the Proposed Contractholder, have been duly authorized and made by the Proposed Contractholder.

22. The Proposed Contractholder acknowledges that the Insurer relies on the Proposed Contractholder's representations and statements set forth herein and the Data provided by the Proposed Contractholder in connection herewith, and that in the event that any such representation or statement is untrue or such Data is incomplete or contains any material inaccuracies, it may impact the Insurer's ability to provide the benefits described herein, the timing of such benefits and the amount of the Single Premium Payment. The Proposed Contractholder acknowledges that the Insurer has a financial interest in the Transaction and expects to earn revenue from the completion of the Transaction.

Commingled Guaranteed Separate Account

23. This subsection titled Commingled Guaranteed Separate Account applies only if the Proposed Contractholder elects the quote offered through Commingled Guaranteed Separate Account.

Following receipt of the Single Premium Payment, receipt of all applicable regulatory approvals from any Insurance Regulator and the issuance of the Contract and the Separate Account Rider, the Single Premium Payment allocated to the Separate Account will be subject to the terms set forth in the Separate Account Rider, which includes, but is not limited to, the following terms:

a) Commingled Account – a partially insulated guaranteed separate account (the "Commingled Guaranteed Separate Account") of the Insurer will (subject to the occurrence of a Small Account Conversion, as described below) be utilized to hold assets supporting the payment obligations of the Insurer under the Contract in accordance with the terms of the Separate Account Rider, as well as the payment obligations of the Insurer under certain other group annuity contracts issued by the Insurer from time to time and allocated by the Insurer (in its discretion) to the Commingled Guaranteed Separate Account, including, but not limited to, any such group annuity contract agreed upon and so allocated prior to the date hereof (each, an "Other Commingled Contract"); other than in respect of liabilities under the Other Commingled Contracts, assets in the Commingled Guaranteed Separate Account are not chargeable with liabilities arising out of any other business of the Insurer;

b) The Separate Account Surplus/Deficit Sweep Threshold is 100% of the statutory liability (statutory reserves) the Insurer is required to hold in respect of its aggregate obligations under the Contract and each Other Commingled Contract under applicable insurance laws and regulations;

c) Sweep Mechanics – On the date of issuance of the Contract, the book value of the assets held in the Commingled Guaranteed Separate Account will be at least equal to the statutory liability (statutory reserves) the Insurer is required to hold in respect of its aggregate obligations under the Contract and each Other Commingled Contract under applicable insurance laws and regulations as of such date. Following such date, the Insurer may withdraw assets from the Commingled Guaranteed Separate Account if the book value of total assets in the Commingled Guaranteed Separate Account exceeds the Separate Account Surplus/Deficit Sweep Threshold; provided that such withdrawals will not occur more frequently than once every ninety (90) calendar days and that the composition of the assets so transferred is, in the Insurer's sole discretion, fair and equitable to both the Insurer's general account (the "General Account") and the Commingled Guaranteed Separate Account, taking into account both the Market Value (as defined in the Separate Account Rider) and the book value of any non-cash assets so transferred;

d) Substitutions – On any business day, the Insurer may effect a substitution between the Commingled Guaranteed Separate Account and the General Account, whereby assets previously allocated to the Commingled Guaranteed Separate Account are transferred to the General Account, and assets previously held in the General Account are allocated to the Commingled Guaranteed Separate Account, so long as, immediately following such substitution, the book value of the assets allocated to the Commingled Guaranteed Separate Account is no less than the book value of the assets allocated to the Commingled Guaranteed Separate Account immediately prior to giving effect to such substitution;

e) Small Account Conversion – When the Market Value of assets allocated to the Commingled Guaranteed Separate Account falls below $50 million, the Insurer reserves the right to discontinue the Commingled Guaranteed Separate Account and transfer the remaining assets allocated to the Commingled Guaranteed Separate Account to the General Account (in which case, the assets held therein may be chargeable with liabilities arising out of any other business of the Insurer);

f) Investments of the assets allocated to the Commingled Guaranteed Separate Account will be made at the discretion of the Insurer's affiliated investment manager, any sub-advisor thereto or any other investment manager designated by the Insurer from time to time, in accordance with applicable laws, regulations, and regulatory approvals, including the Insurer's investment guidelines approved by the Texas Department of Insurance; and

g) Fees and expenses pertaining to the Commingled Guaranteed Separate Account will be subject to the "Expenses" provision set forth in the Separate Account Rider. Expenses charged to the Commingled Guaranteed Separate Account are related to administrative, operational, investment management and other maintenance costs, etc. No risk charges are to be paid from the Commingled Guaranteed Separate Account.

24. The Proposed Contractholder acknowledges and agrees that the terms described herein with respect to the Commingled Guaranteed Separate Account and any rights or benefits attendant therewith are in all cases subject to the actual terms of the Contract and the Separate Account Rider and shall not be applicable until such time as (i) the Contract, Certificates and the Separate Account Rider are each fully approved by each applicable Insurance Regulator, (ii) the Insurer and the Proposed

Contractholder agree upon and execute the Contract, together with the Separate Account Rider, and (iii) such documentation is issued and delivered to the Proposed Contractholder. Prior to such time, none of the terms set forth in the Separate Account Rider (including each of the terms set forth in this subsection titled Commingled Guaranteed Separate Account) shall be effective. For the avoidance of doubt, prior to such time, the insulation features associated with the Commingled Guaranteed Separate Account may not be recognized under applicable law. If the Insurer were to become insolvent prior to such time, the Insurer's assets held with respect to this Transaction may be chargeable with liabilities arising out of the Insurer's other business and may be subject to the same treatment as other assets held in the Insurer's General Account. Furthermore, in the event that any applicable Insurance Regulator does not approve the Separate Account Rider, but otherwise approves the other Policy Forms, subject to the terms of item 19 of Section B above, the Insurer will issue a General Account Non-participating Single Premium Group Annuity Contract in a manner consistent with the terms of this Proposal, except that all terms herein pertaining to a separate account, including, but not limited to, those set forth in this section titled "Commingled Guaranteed Separate Account" and the entirety of the Separate Account Rider, shall not apply and all such terms shall be considered to be of no force and effect.

Assets In Kind

25. SECURITIES SELECTION PROCEDURES:

The final list of securities that the Insurer will accept as part of the Single Premium Payment (each, a "Transferred Security" and, collectively, the "Transferred Securities") as shown in Section F – Additional Materials will be mutually agreed between the Insurer and the Proposed Contractholder on or prior to the Final Quote Date. The Insurer will review the list of securities provided by Aon, on behalf of the Proposed Contractholder, as part of supplementary information of the Request for Proposal, and identify those that the Insurer is willing to accept as partial or full consideration for the Single Premium Payment (the "Portfolio").

The Insurer may make changes to the securities it is willing to accept prior to the receipt of the executed Acceptance of Offer as a result of a variety of factors, including but not limited to changes to the structure or of the Transaction; asset maturities and sales; changes in market conditions; deteriorating credit conditions in the United States, or in the capital markets globally; changes to the Insurer's internal risk exposure limits for one or more issuers included in the Portfolio; and to eliminate de minimis individual holdings which are inefficient or impractical to transfer.

Any securities transferred or attempted to be transferred to the Insurer, other than those agreed upon by the Insurer and the Proposed Contractholder in accordance with these Securities Selection Procedures and the Securities Valuation Procedures below, will not be given any value towards the Proposed Contractholder's obligation to pay the full Single Premium Payment. Such Transferred Securities, other than those agreed upon, will be transferred back to the Plan or the Proposed Contractholder, as appropriate, and excluded from the list of Transferred Securities. If the Insurer receives any principal, payments (including, but not limited to, interest, dividends, or distributions), funds or other property in respect of such excluded securities, then the same will also be transferred back to the Plan or the Proposed Contractholder, as appropriate.

26. SECURITIES VALUATION PROCEDURES:

A security's market value ("Market Value") as of the Deposit Date will be determined as follows:

a) the Insurer shall determine the Market Value for each Transferred Security as of the close of the daily securities trading markets in the United States on January 22, 2020, (the "Assets-in-

kind Valuation Date") based on the IDC Mid Price (or another independent third party pricing source, as agreed between the parties) plus accrued interest, unless otherwise stated or agreed upon and, in each case subject to the terms in these Securities Valuation Procedures. Insurer will deliver to the Proposed Contractholder a list of the Market Value for each Transferred Security no later than two (2) business days after the Assets-in-kind Valuation Date.

b) The Proposed Contractholder shall review the Insurer's valuations of the Transferred Securities and notify the Insurer of any objections thereto no later than two (2) business days after the receipt of the list. The Insurer and the Proposed Contractholder shall agree to cooperate in good faith to resolve any disputed calculations.

c) For any Transferred Security for which the Insurer and the Proposed Contractholder cannot reach an agreed Market Value price following good faith negotiations in accordance with clause (b) above within two (2) business days of Proposed Contractholder's notification of objection (a "Disputed Security") the Insurer has the right to either:

   (i) remove the Disputed Security such that it is no longer a Transferred Security, in which case, the Cash Amount as defined in the Cash Requirement Procedures shall be increased such that the Cash Amount when aggregated with the Market Value of the Transferred Securities (after accounting for such removal) equals the Single Premium Payment, and any such increase in the Cash Amount shall be paid by the Proposed Contractholder to the Insurer prior to or on the later of the Deposit Date and the second (2nd) business day following such removal, or

   (ii) perform the following:

      A. apply the average of the bid side price for the Disputed Security determined by three independent mutually agreed upon broker-dealers who are active in the trading of such securities, or if only two such bid prices are available, the lower of such two bid prices, or if only one such bid price is available, such bid price;

      B. calculate the simple average of the Market Value prices provided based on clause "A" above for the Disputed Security valuation; and

      C. use the price as calculated in clause "B" above, plus accrued interest, to calculate the Market Value of the Disputed Security for the purposes of calculating the aggregate Market Value of the Transferred Securities Portfolio.

The Proposed Contractholder will pay any applicable additional premium or appropriately reduce the premium payable on the Deposit Date and reflect interest from the Deposit Date to the actual payment date. If the conclusion of the process described in this clause (c) cannot be completed by the Deposit Date, then the adjustment of premium with interest will be payable on the second (2nd) business day after the conclusion of the process described in this clause (c) to the Insurer.

If the total Market Value of the Disputed Securities is greater than 5% of the Single Premium Payment, the Insurer reserves the right to change the Single Premium Payment.

By mutual agreement of the Insurer and the Proposed Contractholder, on or prior to the Deposit Date, the Insurer may agree to acquire from the Proposed Contractholder additional or replacement securities in addition to or in lieu of the securities included in the Portfolio. The Market Value of such additional or replacement securities will be calculated in accordance with

the procedures above as of the close of business one business day prior to the Deposit Date and any Market Value so acquired will reduce, on a dollar for dollar basis, the Cash Amount.

27. CASH REQUIREMENT PROCEDURES

The Single Premium Payment will be payable by the Proposed Contractholder to the Insurer on the Deposit Date in the form of the Transferred Securities, subject to any adjustments thereto in the Securities Selection Procedures and Securities Valuation Procedures, plus the Cash Amount, subject to any adjustments thereto in accordance with such items. The Transferred Securities will be valued at a Market Value determined pursuant to the Securities Valuation Procedures. The "Cash Amount" will be the difference between the Single Premium Payment and the Market Value of the Transferred Securities received by the Insurer on the Deposit Date (or on a different date that is consistent with the procedures for determining the Market Value of Disputed Securities in accordance with Securities Selection Procedures and Securities Valuation Procedures).

28. SECURITIES TRANSFER PROCEDURES

The Proposed Contractholder shall transfer the Transferred Securities to the Insurer prior to or on the Deposit Date, and in furtherance thereof, the Proposed Contractholder shall:

a) deliver or cause to be delivered a direction or directions to any applicable securities intermediary(ies) through which it holds the Transferred Securities, including any trustee of the Plan, directing each such securities intermediary to cause the Transferred Securities (or the portion thereof held through such securities intermediary) to be transferred to the Insurer, and

b) confirm to the Insurer in writing on the same day that it has delivered all such directions.

As of the moment immediately prior to its transfer of the Transferred Securities to the Insurer, the Proposed Contractholder warrants that it has sole legal and beneficial ownership of, and good and valid title to, such Transferred Securities, free and clear of all liens; and, upon such transfer of the Transferred Securities to the Insurer, the Insurer will have legal and beneficial ownership of, and good and valid title to, such Transferred Securities, free and clear of all liens.

Further assurances and actions of the Proposed Contractholder:

a) Further Assurances. The Proposed Contractholder shall, upon any reasonable request of the Insurer or any representative of the Insurer, take any such action as may be necessary or appropriate (including the execution of any instruments, documents, directions or notices) to perfect, protect and more fully evidence the Proposed Contractholder's transfer of the Transferred Securities to the Insurer, free and clear of any liens.

b) Collections. If the Proposed Contractholder receives any scheduled or unscheduled principal or other payments (including, but not limited to, interest, dividends, or distributions) in respect of the Transferred Securities after the Assets-in-kind Valuation Date, or any funds and other property in respect of the Transferred Securities ("Collections") after the Assets-in-kind Valuation Date, then it shall receive such Collections in trust for the Insurer and deliver the same to the Insurer promptly (but in no event later than the later of the Deposit Date and two (2) business days after receipt) in the same form as received with, to the extent applicable, such endorsement as requested by the Insurer. The Proposed Contractholder shall not commingle any such Collections with its own assets. The Proposed Contractholder shall, upon any reasonable request of the Insurer or any representative of the Insurer, take such action as may

be necessary or appropriate to comply with this paragraph, and it shall use its reasonable best efforts to cause any future such payments to be delivered directly to the Insurer.

Other Terms

29. Notwithstanding anything to the contrary herein, the Parties agree that the Insurer may use, or cause its affiliates to use, commercially reasonable efforts to satisfy Insurer's obligations under this Proposal with respect to any New York-resident certificateholders including, without limitation, by causing its affiliate, The United States Life Insurance Company in the City of New York, to issue a group annuity contract in a form mutually agreed upon by the Parties for such New York-resident certificateholders. The Policy Forms issued by The United States Life Insurance Company in the City of New York will be substantially similar to those issued by American General Life Insurance Company and are subject to the approval of the New York Department of Financial Services.

30. The Proposed Contractholder does not contemplate at this time any layoffs, early retirement windows, or any other incentives to retire early to the involved Participants covered in this Proposal.

31. Subsequent to the Deposit Date, Insurer and Proposed Contractholder shall cooperate in good faith to agree on any press release by Insurer or Proposed Contractholder regarding the Transaction contemplated herein; provided, however, that no Party shall issue a press release or otherwise publicly disclose the Transaction described herein unless and until each other Party, in its discretion, approves such disclosure in writing.

32. From and after the Deposit Date, Insurer will indemnify, defend and hold the Proposed Contractholder and its respective officers, directors, stockholders, employees, plan fiduciaries, agents and other representatives (each, a "Proposed Contractholder Indemnified Party") harmless from and against any and all direct losses, claims and other liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to any actual failure by Insurer to perform its obligations to make payments under the Contract. Insurer will have the right at any time to assume the defense with counsel of its choice reasonably satisfactory to the Proposed Contractholder Indemnified Party and to control the defense of such Proposed Contractholder Indemnified Party, provided, however, that Insurer will not consent to the entry of any judgment or enter into any settlement without prior written consent of the Proposed Contractholder Indemnified Party unless the judgment or proposed settlement involves only the payment of money by Insurer and does not admit liability on the part of a Proposed Contractholder Indemnified Party.

Section C - Placement Documents

Acceptance of Offer

American General Life Insurance Company and The United States Life Insurance Company in the City of New York (each, the "Insurer")

The undersigned hereby accepts this Proposal dated January 16, 2020 from the Insurer to issue a non-participating single premium group annuity contract.

The Single Premium Payment due to the Insurer is **$699,000,000** for quote # 2 with breakdown as shown in Section A of this Proposal. The Single Premium Payment will be paid not later than January 30, 2020, and shall be payable in cash and/or transferred securities in the manner described in this Proposal.

This acceptance is based upon, and subject to, the conditions and assumptions provided in the Proposal (including all attachments, exhibits and appendices thereto), which

a) is incorporated herein by reference,

b) contains the entire agreement between the Parties relating to the subject matter thereof, and

c) supersedes all oral statements and prior writings with respect thereto.

In the event of conflict between the terms of the Proposal and the Request for Proposal or any other materials (other than the Policy Forms) exchanged or delivered in connection with the Transaction, the Proposal governs.

Signing this Acceptance of Offer will constitute an acknowledgement by the Proposed Contractholder that it has reviewed the information provided in the Proposal, has received any additional information requested to its satisfaction, and has determined that any direct and indirect compensation, if applicable, to be received by the Insurer, any of its affiliates and any agent, broker or consultant in respect of the Transaction constitutes reasonable compensation for the Contract and services provided in light of the risks and obligations being undertaken in connection therewith.

This acceptance should be signed in the State of Georgia. If this acceptance is not signed in the State of Georgia, the undersigned hereby certifies that it has sufficient nexus to the State of Georgia based on its principal place of business, the location of its operations and/or employees, with respect to the transactions contemplated by this Proposal and issuance of the Contract.

As part of the acceptance, the liquidated damages provision of this Section C will apply.

Graphic Packaging International, LLC

Signature	[signature]	
Print Name	Stephen R. Scherger	
Title	EVP and Chief Financial Officer	
Date	January 23, 2020	
Location (City, State)	Atlanta	, Georgia

Upon acceptance, please immediately return a completed copy to *Richard Weiss* by e-mail at Richard.Weiss@aig.com. This executed page must be returned before the Quote Expiration Time as indicated in Section A of this Proposal.

Liquidated Damages Provision

As part of the Acceptance of Offer to this Proposal, it is agreed that in the event the total Single Premium Payment set forth in the Acceptance of Offer is not paid by the Deposit Date, the Insurer shall have the right to accept a late total Single Premium Payment adjusted by the Insurer to reflect any interest, investment risk, transaction costs and/or change in the investment environment after the Deposit Date. Furthermore, if the total Single Premium Payment is not fully paid by three (3) business days after the Deposit Date, the Insurer shall have the right, in its sole discretion, to rescind the Contract and immediately receive or retain an amount to cover Liquidated Damages.

Liquidated Damages is waived.

This Liquidated Damages provision also applies if, after good faith effort between the Insurer and the Proposed Contractholder, this Transaction is deemed void ab initio or is required for regulatory purposes to rescind or terminate the Transaction, in accordance with the terms stated in Section B of this Proposal.

Section D - Deposit Instructions

Please be advised that to ensure accurate and timely credit for payment of the Single Premium Payment as of the date of wire transfer, the Insurer must receive the completed Premium Wire Confirmation Form no later than 10:30 A.M. Eastern Time from the Proposed Contractholder on the day of transfer. After the execution of the Acceptance of Offer, if you have questions about the wire transfer procedures, please contact the Underwriter named on the Premium Wire Confirmation Form.

AGL	Cash	Assets in Kind
Commingled Separate Account	*AIG Liquidity Pool AGL TFA-1B CASH* AIG Liquidity Pool Bank: JPM Chase, New York, NY ABA: #021000021 Account: AIG Liquidity Pool Account No.: 323 957 641 Ref: FFC L22115-5	*DTCC Securities (TFA-1B)* Bank of New York Mellon, New York, NY DTC#: 901 For the account of AGL Terminal Funding 1B Account #: 778237 *Euroclear Securities (TFA-1B)* Non Physical Settlement - BNY Mellon Sub Custodian Name - Euroclear Sub Custodian Swift BIC - MGTCBEBEECL Security Sub-Account - 97816 Place of Settlement (PSET): MGTCBEBE For the Account of AGL Terminal Funding 1B Account # 778237 *FED-BK OF NYC/CUST* ABA# 021000018 For the Account of AGL Terminal Funding 1B Account# 778237 *AIG Liquidity Pool AGL TFA-1B – CASH (for Commercial Mortgage Loans)* AIG Liquidity Pool Bank: JPM Chase, New York, NY ABA: #021000021 Account: AIG Liquidity Pool Account No.: 323 957 641 Ref: FFC L22202-5
USL	Cash	
Commingled Separate Account	*AIG Liquidity Pool USL TFA-1B CASH* AIG Liquidity Pool Bank: JPM Chase, New York, NY ABA: #021000021 Account: AIG Liquidity Pool Account No.: 323 957 641 Ref: FFC L22776-4	

Prior to initiating payment of the Single Premium Payment, please send an e-mail to the Underwriter named on the Premium Wire Confirmation Form to notify the Insurer of the incoming wire. The following page may serve as a template.

Premium Wire Confirmation Form

To: jing.lin1@aig.com
From: Graphic Packaging International, LLC.
Date: January 30, 2020
RE: GPI US Consolidated Pension Plan
Non-participating Group Annuity Premium Payment

GPI US Consolidated Pension Plan Wire Information

Confirmation Details	Cash Transfer information
Custodian / Bank Name	
ABA #	
Account Name	
Bank's Contact Person Name	
Bank's Contact Person Telephone #	
Bank's Contact Person E-mail	
Amount (US$)	
Date and Time Wired	
Fed Reference Number	
Further Credit to Account Information, where applicable	

Insurer address	Bank address
AMERICAN GENERAL LIFE INSURANCE COMPANY PENSIONS ADMINISTRATION 503 CARR RD, SUITE 300 WILMINGTON, DE 19809	JP MORGAN CHASE 270 PARK AVE NEW YORK, NY 10017

Confirmation Details	Securities Transfer information
Custodian / Bank Name	
DTC / Euroclear / Clearstream #	
Account Name	
Account Number	
Bank's Contact Person Name	
Bank's Contact Person Telephone #	
Bank's Contact Person E-mail	
Amount (US$)	
Date and Time Wired	

Please provide a spreadsheet with listing of the securities transfer and containing:

Security Name	CUSIP	Number Shares/ Par Value	Accrued Interest	Price	Market Value

AIG

Section E - Administration Capabilities

Plan Sponsor/Employer

The Underwriter named on the Premium Wire Confirmation Form will be your primary contact person throughout the onboarding of your group annuity contract. The Underwriter oversees (among other items):

- Data installation;
- Data reconciliation;
- Premium adjustments;
- Contract and certificate drafting and issuance; and
- Plan Sponsor inquiries.

The Underwriter assigned to this Transaction is supported by our full underwriting team, pension service team, and account manager to ensure timely transfer of administrative responsibilities and facilitate on-going communication among the Parties.

Participants

Participants receive fast and accurate service from experienced Pension Service Representatives through ***Connect – Direct!*** Participants calling the Insurer's "800" toll-free number connect to an experienced, live Pension Service Representative who specializes in, and is dedicated to, group annuity contracts.

The Insurer's Repetitive Payment System gives service representatives prompt access to an on-line database allowing quick and efficient retrieval of information for telephone inquiries.

Service levels are enhanced through an on-line Image/Work management system to promptly recall correspondence, a voice recording system, and automated document printing. Furthermore, our Pension Service Center monitors Participant inquiries, performance levels and customer satisfaction on a monthly basis utilizing a dedicated team of programmers and business analysts.

In addition, we offer a variety of payment options: Direct Deposit via Electronic Funds Transfer (EFT) or, if approved by the Insurer, a bulk wire transfer to the plan trustee for disbursement.

Pension Service Representatives perform (among others) the following functions:

- Preparation of welcome letters to Participants;
- Benefit requests and calculations (retirement, termination of employment, death benefits, lump sum election, etc.);
- Tax withholding and reporting;
- Customized deductions (e.g., medical, dental, life insurance premiums);
- Estate tax processing; and
- Qualified Domestic Relations Order processing.

Participants will receive welcome letters and certificate documents outlining their benefits and pension provisions under the Contract, as further described in the Proposal.

Section F - Additional Materials

Data File

The attached file is used to determine the premium amounts shown in Section A: Exhibit I.

The attached file is used to determine the final list of securities for the premium amounts that the Insurer will accept: AIG Proposal - GPI - Section F - Transferred AIK Securities 1.23.2020.

Data File Format

Complete and accurate Participant data records are required in order to implement a successful transfer of payment responsibilities to the Insurer, after the execution of the Acceptance of Offer. If not using MS-Excel to deliver the Data, please contact the Underwriter for electronic data file format requirements.

Participant records must be combined into a single data file in substantially the same format as shown in the attached Excel file titled, "Section F - Data File Sample Template" and returned to the Underwriter no later than February 6, 2020.

The Data file should contain at least the following fields:

Participant Information	*Tax Withholding Information*	*Funds Transfer Information*
• Participant Name	• Mailing address of payee if different than the Participant's	• ABA number
• Social Security Number	• Address	• Bank account number
• Address	• Withholding information	• Type of account
• Date of Birth		
• Sex		
• Benefit Amount		
• Type of Benefit		
• Period end date (if applicable)		
• Spouse Date of Birth		
• Spouse Sex		
• Spouse Social Security Number		
• Spouse Name		
• Beneficiary Name		
• Beneficiary Social Security Number		

The Data file(s) may be uploaded to a secure server of Graphic Packaging International, LLC. or Aon with access granted to the Underwriter, the account manager and each other designated representative of the Insurer. For data sent via e-mail attachment, please check with the Underwriter regarding file size limits and confirm that file(s) are password protected or, if your system allows, encrypted.

Standard Annuity Guide and Samples

Attached you will find the Insurer's Annuity Guide which includes the following materials:

- Financial Quality Information
- Contract Installation and Benefit Administration Experience and Capabilities
- Sample Certificate
- Sample Welcome Letter
- Sample Group Annuity Contract
- Sample Separate Account Rider

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this Proposal.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds and insureds are therefore not protected by such funds.